Shrink Nanotechnologies Signs Binding Letter of Intent to Acquire 100% of Hawaii-Based Nanopoint Inc.

Transaction Will Bring World Class Life Science Instrumentation Products and Microfluidics Platform, Along with Global Product Distribution in Numerous High Growth Markets

IRVINE, CA – April 11, 2011 – Shrink Nanotechnologies, Inc. (“Shrink”) (OTC Markets: INKN), an innovative high technology company, announced today that it has executed a binding letter of intent to acquire 100% of Hawaii-based Nanopoint Inc. (“Nanopoint”), a biomedical instrumentation and microfluidics company with global distribution for its award-winning suites of life sciences products.

The transaction highlights are:

•	Shrink will exchange 25,750,000 shares of its common stock for 100% of the equity interests in Nanopoint;
•	Additional stock payments of up to 40,000,000 shares will be made upon Nanopoint meeting certain sales and EBITDA targets by June 30, 2012 and December 31, 2013, respectively;
•	All critical Nanopoint employees will be retained, and at closing, Nanopoint will operate as a wholly owned subsidiary of Shrink;
•	Nanopoint will have not less than $500,000 of cash on its balance sheet; and
•	The closing, which has been set for May 31, 2011 or sooner, is subject to additional terms and conditions as well as customary due diligence by the parties.

Shrink CEO Mark L. Baum stated, “We are pleased to have the opportunity to welcome the Nanopoint team to our family.  Nanopoint has built an award-winning platform of products in the life sciences space, as well as a network of global distribution for its products.  Nanopoint’s product line will extend Shrink’s portfolio of opportunities in the drug discovery, live cell imaging, assisted reproductive sciences, stem cell research and cell culturing businesses.  We believe that there is tremendous synergy between our respective products – StemDisc and Cell Align, in particular, along with work that we are doing with the Corning modular microfluidics platform, and we believe that the Nanopoint distribution group is a terrific way for Shrink to leverage on the relationships that Nanopoint has been able to build.”

Nanopoint CEO Cathy Owen, stated, “Nanopoint has spent 6 years and over 6 million dollars building a world class extended live cell imaging platform and refining that platform along with our customers to meet the unique requirements of the assisted reproduction, drug discovery, and stem cell research markets. Nanopoint’s robust patent portfolio and collaborative partnerships will help keep us ahead of our competitors. Our growing network of highly respected distributors in Australia, Asia and Europe will enable us to provide innovative products to research scientists across the world. The acquisition by Shrink Nanotechnologies will provide the capital and liquidity necessary to rapidly accelerate sales of Nanopoint’s cellTRAY® Imaging System, cellTRAY® Microfluidics System, cellTRAY® Mini-Microscope System, and associated consumables including the patented cellTRAY® slide and newly patented cellTRAY® Dish.”

About Shrink Nanotechnologies, Inc.

Shrink Nanotechnologies, Inc. is a FIGA™ organization, focusing on leveraging contributions from experts in Finance, Industry, Government and Academia. Operating as a high-technology development-stage company, Shrink licenses, owns and in all cases develops proprietary and patent-pending nano-sized technologies, components and product systems for a number of leading edge technology markets of varying sizes. For more information, please visit www.shrinknano.com.

About Nanopoint Inc.

Nanopoint is a privately-held life sciences instrumentation and microfluidics platform company that is revolutionizing biomedical research with its extended time-lapse live cell imaging solutions. Nanopoint’s award-winning, patented cellTRAY®, patented cellTRAY® Dish, and patent-pending automated microfluidics delivery system, on-stage incubation system and proprietary imaging software provides solutions to a broad spectrum of applications including drug discovery, assisted reproductive technologies, lab-on-a-chip, stem cell research, and bio-detection. The cellTRAY® Imaging System has won major awards for innovation and design excellence: 1) 2010 GOOD Design Award-Medical Category, 2) 2010 Spark Award-Silver, 3) 2009 Frost and Sullivan North American Cell Imaging Solutions Product Innovation of the Year Award, 4) 2009 ID Magazine Annual Design Review Best of Category – Equipment, and 5) 2009 International Design Excellence Award Gold Medal Winner in Medical & Scientific Products, and 6) the 2009 and 2010 Best of Honolulu Award from the US Department of Commerce.  For more information, please visit: www.nanopointimaging.com

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of Shrink Nanotechnologies and Nanopoint Imaging, Inc. and their respective management teams. Such statements are estimates only. Actual results may differ materially from those anticipated in this press release. Such statements reflect management’s current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Shrink’s ability to obtain additional financing and to build and develop markets for Shrink’s biotechnology technologies and products, including those discussed in this press release. These factors should be strongly considered when making a decision to acquire or maintain a financial interest in Shrink, including consulting with a FINRA registered representative prior to making such decision. Shrink undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Shrink’s expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Shrink’s success are more fully disclosed in Shrink’s most recent public filings with the U.S. Securities and Exchange Commission.

Contact:
Shrink Nanotechnologies
Mark L. Baum, Esq.
760-804-8844 x205
Learn more about Shrink:
Corporate Website
Scientific Founder Dr. Michelle Khine